EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this Registration Statement of Syms Corp. on Form S-8 pertaining to the 2005 Stock Option Plan, of our report dated April 8, 2005, relating to the consolidated financial statements of Syms Corp. appearing in the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 2005.


/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

August 8, 2005